LINCOLN NATIONAL CORPORATION
Executives’ Severance Benefit Plan
(As effective September 8, 2005)

Section 1. History, Plan Name and Effective Date. Effective August 12, 1982, the Board of Directors (the “Board”) of Lincoln National Corporation (the “Corporation”) established the Lincoln National Corporation Executives’ Severance Benefit Plan (the “Plan”). The following provisions constitute an amendment, restatement and continuation of the Plan, effective as of September 8, 2005.

Section 2. Purpose. The Corporation recognizes that the possibility of an unforeseen change of control is unsettling to its executives and the executives of its Affiliates. Therefore, this Plan is established to provide financial reassurance to the executives determined to be eligible to participate in the Plan under Section 3 below, the “Executives.” Such financial reassurance is necessary for the Corporation to continue to: (i) attract, recruit, and retain such Executives and assure their continuing dedication to their duties notwithstanding the threat or occurrence of a Change of Control (as defined in Section 6 below); and (ii) enable the Executives, should the Corporation receive unsolicited proposals from third parties with respect to its future, to assess and advise the Board what action on those proposals would be in the best interests of the Corporation, its shareholders and the policyholders and other customers of its Affiliates, and to take such action regarding those proposals as the Board might determine appropriate, without being influenced by the uncertainties of their own financial situation; and (iii) demonstrate to the Executives of the Corporation and its Affiliates that the Corporation is concerned with the welfare of the Executives and intends to assure that loyal Executives are treated fairly; and (iv) to ensure that the Executives are provided with compensation and benefits upon a Change of Control which meet the expectations of the Executives.

To the extent the Plan is subject to section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), the Plan shall be interpreted, operated, and administered in accordance with Code section 409A.

Section 3. Executives Eligible to Participate. Eligibility to participate in the Plan shall be limited to the following categories of employees described in Sections 3(a) and 3(b) below. Participating employees of the Corporation and its Affiliates are referred to as “Executives”:

(a) Senior Management Committee Members. Current members of the Corporation’s Senior Management Committee (or any successor committee having substantially similar responsibilities) (the “SMC”); and

(b) Other Designated Employees. Additional employees designated by name to participate in the Plan by the Compensation Committee of the Board (the “Committee”), or recommended by the Chief Executive Officer of the Corporation (the “CEO”) and

approved by the Committee. A current list of the members of the SMC, and a list of the individuals described in Section 3(b), shall be maintained by the Plan Administrator, and kept on file with the Corporate Secretary.

Section 4. Termination of Participation. Except as provided in Section 4(b) below, upon termination of participation in the Plan, the Executive shall thereafter lose entitlement to any benefits under the Plan and all rights hereunder shall be forfeited.

(a) Termination of Participation. Subject to Section 4(b) below, the following events, if occurring before a Change of Control (as defined in Section 6), will result in the termination of an Executive’s participation in the Plan: (i) the date the Executive separates from service with the Corporation and its Affiliates, (ii) the date the Executive ceases to be an SMC member, or (iii) the date that an Executive, whose participation in the Plan was by designation of the CEO and approval by the Committee, has his or her participation terminated by the Committee.

(b) Deemed Participation. Notwithstanding the foregoing, an Executive whose participation in the Plan was terminated shall nevertheless be deemed to have been a participant in the Plan on the date of a Change of Control and shall be eligible to receive benefits as provided under this Plan if both of the following requirements are met:

(i) The Executive’s termination of participation results from: (A) involuntarily termination from service with the Corporation and its Affiliates, other than for Cause (as defined in Section 7(b) below); (B) removal from the SMC (or any successor committee having substantially similar responsibilities); or (C) removal by the Committee; and

(ii) The Executive’s termination of participation occurs within the 6 month period before the occurrence of a Change of Control.

Section 5. Plan Benefits.

(a) For any Executive, benefits under this Plan shall be determined based on the designated “Tier” applicable to such Executive.

Tier One: Executives shall be paid a cash lump sum payment, as described in Section 5(b) below, shall receive certain enhancements to benefits under other plans sponsored by the Corporation, as well as other miscellaneous benefits described in Section 8 below, and shall receive the benefits described in Section 9 of the Plan, including eligibility to receive a “Gross-Up” payment.

Tier Two: Executives shall be paid a cash lump sum payment, as described in Section 5(b) below, and shall receive certain enhancements to benefits under other plans sponsored by the Corporation, as well as other miscellaneous benefits described in Section 8 below.

Tier Three Executives shall be paid a cash lump sum payment, as described in Section 5(b) below.

Unless designated otherwise by the Committee, an Executive is assumed to be a “Tier One” Executive. Designations of Executives as Tier Two and Tier Three Executives shall be set forth on Appendix A attached to this Plan, as amended from time to time by the Committee.

(b) The amount of the cash severance benefit paid under this Plan shall be (A) in the case of the CEO, an amount equal to three (3) times the CEO’s highest annual rate of base salary during the 12 month period immediately preceding the date that the CEO Separates from Service, plus three (3) times the CEO’s Target Bonus, and (B), in the case of all other Executives, an amount equal to two (2) times the Executive’s highest annual rate of base salary during the 12 month period immediately preceding the date that the Executive Separates from Service, plus two (2) times the Target Bonus for such Executive. For purposes of this Plan, “Target Bonus” equals the higher of: (a) the target annual incentive bonus approved for the CEO or Executive for the calendar year in which the CEO or Executive Separated from Service, or (b) the target annual incentive bonus approved for the CEO or Executive for the year in which the Change of Control occurred.

Section 6. Change of Control. As used in this Plan, “Change of Control” means:

(a) The acquisition by any individual, entity or group (as defined in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of (A) the then outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Corporation other than an acquisition by virtue of the exercise of a conversion privilege, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation, or any entity controlled by the Corporation, or (D) any acquisition by any entity or corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (A), (B) and (C) of subsection (c) of this Section 7 are satisfied; or

(b) Individuals who, as of the beginning of any period of two consecutive years, constitute the Board of Directors of the Corporation (the “Board”), cease for any reason to constitute at least a majority of the directors of the Corporation; provided, however, that any individual becoming a director subsequent to the beginning of such period whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least two-thirds of the Board at the beginning of such period, shall be considered as though such individual were a member of the Board as of the beginning of such period, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)  Consummation of a reorganization, merger or consolidation of the Corporation, unless, following such reorganization, merger or consolidation, (A) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is immediately thereafter then represented by the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities that were outstanding immediately prior to such reorganization, merger or consolidation in substantially the same proportions as the voting power of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, among the holders thereof immediately prior to such reorganization, merger or consolidation, (B) no Person (excluding the Corporation, any employee benefit plan or related trust of the Corporation, or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation and, directly or indirectly, twenty percent (20%) or more of the Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities, as the case may be) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(d) Approval by the shareholders of the Corporation of (A) a complete liquidation or dissolution of the Corporation or (B) the sale or other disposition of all or substantially all of the assets of the Corporation, other than to a corporation, with respect to which following such sale or other disposition (1) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is immediately thereafter then represented by the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities that were outstanding immediately prior to such sale or other disposition in substantially the same proportion as the voting power of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, among the holders thereof immediately prior to such sale or other disposition, (2) no Person (excluding the Corporation and any employee benefit plan or related trust of the Corporation, or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, twenty percent (20%) or more of the

Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities, as the case may be) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (3) at least a majority of the members of the board of directors of such corporation were members of the Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Corporation. The closing of a transaction, as defined in the documents relating to, or as evidenced by a certificate of any state or federal governmental authority in connection therewith, approval of which by the shareholders of the Corporation would constitute a Change of Control under this Section 6(d).

Section 7. Payment of Benefits.

(a)  If within a three-year period commencing on the date of a Change of Control (the “Benefit Period”), (i) the Corporation or any Affiliate terminates the employment of the Executive for any reason other than Cause (as defined in Section 7(b) below), death, or Total and Permanent Disability (as defined in Section 18(c) below), or (ii) the Executive terminates his employment for Good Reason (as defined in Section 7(c) below), the amount of the Executive’s severance benefit determined in accordance with the applicable Tier described in Section 5 shall be paid as a cash lump sum within 30 calendar days of the date that the Executive "Separates from Service" within the meaning of Code Section 409A. An Executive who, pursuant to Section 4(b) above, is no longer an employee but is deemed to be a participant in the Plan on the date of the Change of Control and eligible for Plan benefits, shall be paid such lump sum within 30 calendar days of the later of: (i) the date of the Change of Control, or (ii) the date the Executive “Separates from Service” within the meaning of Code Section 409A.

Notwithstanding the foregoing, distributions may not be made to a Key Employee before the date that is six months after the date of the Key Employee's Separation from Service (or, if earlier, the date of death of the Key Employee). For this purpose, "Key Employee" means an Executive treated as a "specified employee" under Code section 409A(a)(2)(B)(i), i.e., a key employee (as defined in Code section 416(i) without regard to paragraph (5) thereof) of a corporation any stock of which is publicly traded on an established securities market or otherwise.

(b) The Corporation may terminate an Executive for Cause during the Benefit Period. For purposes of this Plan, “Cause” means:

(i)  conviction of a felony, or other fraudulent or willful misconduct materially and demonstrably injurious to the business or reputation of the Corporation by the Executive; or

(ii)  the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Corporation or one of its Affiliates (other than such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Corporation which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed his duties.

For purposes of this Section 7(b), no act or omission to act, on the part of the Executive, shall be considered “willful” unless such act or omission is the result of the Executive’s bad faith or acting without reasonable belief that the Executive’s action or omission was in the best interests of the Corporation. Any act based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Corporation or based upon the advice of counsel for the Corporation shall be conclusively presumed to have been taken by the Executive in good faith and in the best interests of the Corporation. An Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to him and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in (i) or (ii) above and specifying the particulars thereof in detail.

(c) The Executive’s employment may be terminated for Good Reason during the Benefit Period. As used in this Plan, “Good Reason” means, without the Executive’s written consent:

(i)  a change in the Executive’s status, positions or responsibilities (including reporting responsibilities) which is inconsistent in any material and adverse respect with the Executive’s status, position or responsibilities as in effect prior to such change;

(ii)  a reduction in the Executive’s base salary as in effect on the date she or he became a participant in the Plan, or as the same may be increased from time to time during the term of the Executive’s participation in this Plan;

(iii)  the relocation of the principal executive offices of the Corporation or any Affiliate, whichever entity on behalf of which the Executive performs a principal function of that entity as part of his or her employment services, to a location more than fifty (50) miles from where it was, or the Corporation’s requiring the Executive to be based at a location more than fifty (50) miles from the location where the Executive performed his or her duties before the Change of Control, except for required travel on the Corporation’s or any Affiliate’s business to an extent substantially consistent with the Executive’s business travel obligations at the time of the Change of Control;

(iv)  the failure to continue in effect this Plan, or to continue to provide the Executive all incentive, savings and retirement, bonus or other compensation plans, practices, policies or programs applicable generally to other peer executives of the Corporation or any Affiliate, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement opportunities, in each case, less favorable in the aggregate, than the most favorable of those provided by the Corporation and its Affiliates for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Change of Control or if more favorable to the Executive, those provided generally at any time after the Change of Control to other peer executives of the Corporation and its Affiliates;

(v)  the failure to continue to provide the Executive and/or the Executive’s family, as the case may be, with benefits under welfare benefit plans, practices, policies and programs provided by the Corporation and any of its Affiliates (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident plans and programs) to the extent applicable generally to other peer executives of the Corporations and its Affiliates, but in no event shall such plans, practices, policies and programs provide the Executive and/or the Executive’s family, as the case may be, with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, those provided generally at any time after the Change of Control to other peer executives of the Corporation and its Affiliates;

(vi)  the failure to provide or continue in effect benefits, including, without limitation, paid vacations, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, policies and programs of the Corporation and its Affiliates in effect for the Executive at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Corporation and its Affiliates;

(vii)  the failure of any successor or assign of the Corporation to assume and expressly agree to perform the obligations under this Plan in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place;

(viii)  any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination (as defined in Section 7(d) below) and a resolution satisfying the requirements of Section 7(b) above; and for purposes of this Plan, no such purported termination shall be effective; or

(ix)  any request by the Corporation or any Affiliate that the Executive participate in an unlawful act.

Anything in this Plan to the contrary notwithstanding, a termination of employment by the CEO for any reason during the Benefit Period shall be deemed to be a termination for Good Reason for all purposes of this Plan.

(d) Any termination by the Corporation for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party given by hand delivery, registered or certified mail, return receipt requested, postage prepaid, to the last known home address of the Executive or to the address of the principal office of the Corporation, copy to the General Counsel. For purposes of this Plan, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the date of termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive or the Corporation to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Corporation, respectively, hereunder, or preclude the Executive or the Corporation, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Corporation’s rights hereunder.

Section 8. Other Plans. In the event benefits are payable to a Tier One or Tier Two Executive in accordance with Section 7(a),

(a)	the Executive shall be paid:

(i) for each completed performance period, all amounts due to the Executive under any annual or long-term performance cycle incentive plans of the Corporation or any Affiliate (or successor plans) in which the Executive participated immediately before his or her Separation from Service, as provided in any such plan; and

(ii) for each performance period in progress, any award amount shall be pro-rated to the date of the Executive’s Separation of Service based on the greater of actual results through the most recently completed fiscal quarter or the targeted amount through such quarter;

(b)  the Executive’s benefits, if any, under the terms of the Lincoln National Corporation Employees’ Supplemental Pension Benefit Plan and the Lincoln National Corporation Executives’ Excess Compensation Pension Benefit Plan, or any amendment and restatement of those Plans (the “SERP”) shall:

(i) immediately vest and be payable upon the Executive’s Separation from Service (as defined in Section 409A of the Code); and

(ii)  additional years of benefit service shall be credited to the Executive under the final average pay formula of the Retirement Plan, if applicable, and additional years of pay credits shall be credited to the Executive under the cash balance formula as follows: three (3) additional years for the CEO, and two (2) additional years for all other Executives;
(c) any Executive eligible to receive a benefit under the terms of the Salary Continuation Plan for Executives of Lincoln National Corporation and Affiliates (the “SCP”) shall immediately vest in and have their benefits determined using the Maximum Monthly Benefit described in Section 5(c) of the SCP: 17% for the CEO of the Corporation, and 10% for all other Executives;

(d) the Executive shall be reimbursed for any COBRA premiums the Executive has paid after his employment is terminated for continuation of coverage under benefit plans maintained by the Corporation or any Affiliate; and for purposes of determining eligibility service for retiree medical and dental coverage, an Executive who is eligible for retiree medical and dental benefits shall include as service the period during which severance is paid under the Corporation’s broad-based severance plan;

(e)  the Executive shall be entitled to outplacement services, the scope and provider of which shall be selected by the Executive in his sole discretion, at the sole expense of the Corporation as incurred to a maximum of 15% of the Executive’s highest annual rate of base salary during the 12 month period immediately preceding the Executive’s termination of employment; and

(f)  the Executive’s rights under any other benefit plan maintained by the Corporation or any Affiliate (or successor) shall be governed by the terms of that plan as in effect on the day immediately preceding the Change of Control.

Section 9. Certain Additional Payments by the Corporation.

(a)  Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Corporation to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Section 9) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this

Section 9(a), if it shall be determined that an Executive would otherwise be entitled to a Gross-Up Payment, but that the Payments otherwise payable would not be subject to the Excise Tax if such Payments were reduced by an amount that is less than 10% of the portion of such Payments that would be treated as “parachute payments” under Section 280G of the Code, then the amounts payable to the Executive under this Plan shall be reduced (but not below zero) to the maximum amount that could be paid to the Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Gross-Up Payment shall be made to the Executive. Initially, the reduction shall result in a decrease in the payments under Section 5, unless an alternative method of reduction is elected by the Executive. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Plan (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Plan shall be reduced pursuant to this provision.

(b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment, the reduction of Payments to reach the Safe Harbor Cap, and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young or such other nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Corporation and the Executive within a reasonable period of time beginning with the Accounting Firm’s the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Corporation or the Executive. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control or the Corporation, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Corporation to the Executive as soon as administratively practicable after receipt of thee Accounting Firm’s determination, but in no event sooner than benefits are paid to the Executive generally under Section 7(a). If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that the Executive will not incur a negligence or similar penalty for failure to report any Excise Tax on the Executive’s applicable federal income tax return. Any determination by the Accounting Firm shall be binding upon the Corporation and the Executive. In the event that the Corporation exhausts its remedies pursuant to Section 9(c) below and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive.

(c) The Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gave such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)  give the Corporation any information reasonably requested by the Corporation relating to such claim,

(ii)  take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including; without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation,

(iii)  cooperate with the Corporation in good faith to contest such claim, and

(iv)  permit the Corporation to participate in any proceedings relating to such claim,

provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest, deemed interest with respect to interest-free advances, and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs the Executive to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Corporation’s complying with the requirements of Section 9(c)) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Corporation does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

Section 10. Reimbursement of Legal Fees. The Corporation shall pay directly or reimburse an Executive (at the Executive’s option) for any and all legal fees and expenses incurred by such Executive relating to the enforcement or enforceability of any obligations of the Corporation and its Affiliates under the Plan or relating to enjoining the Board from amending the Plan in a manner which is inconsistent with Section 14; provided, however, that an Executive shall be required to repay any such amounts to the Corporation to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by the Executive was frivolous or advanced by the Executive in bad faith.

Section 11. Confidential Information. Each Executive who receives a severance benefit under this Plan agrees to retain in confidence any secret or confidential information known to him relating to the Corporation, its Affiliates and their respective businesses, which shall have been obtained by the Executive during his employment by the Corporation or any of its Affiliates and shall not be or become public knowledge (other than by acts of the Executive or a representative of the Executive in violation of this Plan). After termination of the Executive’s employment with the Corporation or any of its Affiliates, the Executive shall not, without prior written consent of the Corporation or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Corporation and those designated by it. In no event shall a violation or an asserted violation of the provisions of this Section 11 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Plan.

Section 12. Right or Title to Funds. In the event of a Change of Control, the Corporation shall immediately set aside, earmark, and contribute to a trust sufficient funds in cash to pay for any obligations it may have under this Plan as determined by the Accounting Firm, including no less than $5,000,000.00 to satisfy any obligation of the Corporation under Section 10, to a Grantor Trust within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code. An Executive, and any successor in interest to such Executive, shall be and remain a general creditor of the Corporation with respect to any promises to pay under this Plan in the same manner as any other creditor who has a general claim for an unpaid liability, provided, however, that the Executive shall have such rights against assets held in the Grantor Trust that are provided in such Grantor Trust agreement. The Corporation shall not make any loans or extend credit to an Executive that will be offset by benefits payable under this Plan.

Section 13. Binding Plan. The obligations under this Plan shall be binding upon and inure to the benefit of an Executive, his or her beneficiary or estate, the Corporation and any successor to the Corporation.

Section 14. Amendment, Suspension or Termination of Plan. This Plan may be amended at any time and from time to time by and on behalf of the Corporation by the Board, but no amendment shall operate to give the Executive, either directly or indirectly, any interest whatsoever in any funds or assets of the Corporation, except the right upon fulfillment of all terms and conditions hereof, as such terms and conditions may be amended, to receive the payments herein provided. No amendment, suspension or termination of this Plan shall operate in any way to reduce, diminish, or adversely affect any of the benefits provided to any Executive if such amendment, suspension or termination (i) arose by action of the Corporation in connection with or anticipation of a Change of Control, (ii) occurs coincident with a Change of Control, or (iii) occurs after a Change of Control has occurred. Any such amendment, suspension, or termination that occurs within the six (6) month period before a Change of Control is presumed to have been in anticipation of such Change of Control.

Section 15. Plan Administrator. The Plan shall be administered by the Benefits Administrator. The Benefits Administrator shall be the Corporation’s Head of Human Resources, unless and until the Board appoints a successor. The Benefits Administrator shall have full authority to interpret the Plan, resolve issues pertaining to Plan eligibility, determine benefits payable under the Plan, and take whatever actions are, in the sole discretion of the Benefits Administrator, necessary to or desirable for such administration, including, but not limited to: (a) establishing administrative rules consistent with the provisions of the Plan, (b) delegating the responsibilities of the Benefits Administrator to other persons, and (c) retaining the services of lawyers, accountants, or other third parties to assist with the administration of the Plan.

Section 16. No Effect on Employment. This Plan shall supplement and shall neither supersede any other contract of employment, whether oral or in writing, between the Executive and the Corporation or any Affiliate, nor affect or impair the rights and obligations of the Executive and the Corporation or any Affiliate, respectively, thereunder; and nothing contained herein shall impose any obligation on the Corporation or Affiliate to continue the employment of the Executive.

Section 17. No Waiver. Neither the failure nor the delay on the part of the Executive in exercising any right, power or privilege hereunder shall operate as a waiver of such right, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege hereunder. No remedy conferred hereunder is intended to be exclusive of any other remedy and each shall be cumulative and shall be in addition to every other remedy now or hereafter existing at law or in equity.

Section 18. Definitions and Rules of Construction. Except where the context clearly indicates to the contrary, the following terms have the meanings specified:
(a) “Affiliate” means any corporation that directly or indirectly controls or is controlled by or is under common control with the Corporation. For purposes of this definition control means the power to direct or cause the direction of the management and policies of a corporation through the ownership of voting securities.
(b) “Separation from Service” means a separation from service with the Corporation and its Affiliates as that term shall be defined in Code Section 409A and the rules and regulations promulgated thereunder.

(c) “Total and Permanent Disability” means the inability of the Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than 12 months. The determination as to whether an Executive is totally and permanently disabled shall be made by a physician selected by the Corporation or its insurers and acceptable to the Executive or the Executive’s legal representative.

(d) This Plan may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

(e) The headings in this Plan are for purposes of reference only and shall not limit or otherwise affect any of the terms hereof.